Exhibit 10.1

GCI LIBERTY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of August 22, 2025, with the terms hereof effective as of July 15, 2025 (the “Effective Date”), by and between GCI Liberty, Inc., a Nevada Corporation (“GLIB”), and Ronald Duncan (“Executive”).

WHEREAS, GCI Communication Corp., an Alaska corporation (the “Company”) and Executive currently are parties to an Amended and Restated Executive Employment Agreement effective as of December 22, 2022, together with the acknowledgements contained in that certain letter agreement from Executive to the Company and Liberty Broadband Corporation, dated July 9, 2025 (collectively, the “Prior Agreement”), and following the July 14, 2025 spin-off of GLIB and its subsidiaries from Liberty Broadband Corporation, GLIB and Executive desire to enter into this Agreement and to clarify the effect of this Agreement on the Prior Agreement and Executive’s rights thereunder.

WHEREAS, except as expressly set forth herein, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment Period; Positions; Duties; Board Position.
1.1Employment Period; Employment Position.  Executive’s employment under the terms and conditions specified in this Agreement will be for the period beginning on the Effective Date and ending at the close of business on December 31, 2028 or such earlier date upon which Executive ceases to be employed by GLIB (the “Term”), subject to Executive’s and GLIB’s right to terminate Executive’s employment at any time.  Executive will be employed during the Term in the positions of President and Chief Executive Officer of GLIB (the “Positions”) on the terms and conditions set forth in this Agreement.  Executive, if requested, shall serve as an officer or director of the Company or of any subsidiary or operating company of GLIB, including as Chief Executive Officer of the Company, for no additional consideration.  Notwithstanding anything in this Agreement to the contrary, Executive remains an “employee at will,” and Executive’s employment by GLIB is subject to termination by Executive or GLIB at any time, with or without notice or Cause, and for any reason or no reason.
1.2Duties.  Executive will perform those duties for GLIB that are consistent with the Positions and that are assigned to Executive from time to time by GLIB.  Executive will report to the board of directors of GLIB (the “Board”), and will devote Executive’s entire productive business time, attention and energies to the performance of Executive’s duties to GLIB.  Executive will abide by all rules, codes of conduct, regulations and policies applicable to employees and senior executives of GLIB as may be in effect from time to time, including applicable policies of the Company or a Successor Entity (collectively, “Business Conduct Policies”). “Successor Entity” means any successor to GLIB, regardless of whether publicly traded.  Executive’s services will be provided from the offices of the Company in Alaska or from such other locations(s) as may be specified by GLIB from time to time, and subject to travel for business as required by GLIB.  Notwithstanding anything to the contrary in this Agreement, Executive may (i) participate in civic and charitable activities, (ii) manage personal and family investments, and (iii) serve on the Advisory Board of Duncan Aviation, in each case as long as such activities do not affect Executive’s ability to carry out Executive’s services under this Agreement.
1.3Board Position.  During the Term, the Board will nominate and recommend to the stockholders of GLIB that Executive be elected to the Board whenever Executive is scheduled to stand for

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reelection to the Board at any of GLIB’s annual stockholder meetings during the Term.  Upon termination of the Executive’s employment by GLIB for any reason or voluntarily by Executive for any reason, Executive shall be deemed to have resigned, effective on the termination date from all positions that Executive holds as an officer of GLIB, the Company or any of its Affiliates or as a member of the Board (or any committee thereof) and the boards of directors (or any committees thereof) of any of its Affiliates, in each case, unless otherwise requested by GLIB.

2.Compensation.  Executive’s compensation while employed by GLIB will consist of the compensation set forth in this Section 2, subject in each case to deduction or withholding of any amounts that GLIB may be required to deduct or withhold pursuant to any federal, state or local laws, rules or regulations (“Required Withholding”).
2.1Base Salary/Total Target Cash Compensation.  A base salary at an annualized rate of Nine Hundred Ninety Thousand Dollars ($990,000.00), payable in accordance with payroll practice as in effect from time to time (as adjusted from time to time at the discretion of the Committee, the “Base Salary”).  References herein to the “Committee” mean, as applicable, the compensation committee of the Board or the compensation committee of the board of directors of a Successor Entity.  Executive’s Base Salary for a given calendar year, together with Executive’s Annual Target Cash IC Amount for such year (as defined in Section 2.2 below) is referred to herein as Executive’s “Total Target Cash Compensation” for such year.
2.2Annual Target Cash Incentive Compensation Program.  Executive will remain eligible to participate in the Target Cash IC Program for the calendar year 2025 as set forth in the Prior Agreement.  Subject to earlier termination of the Term, for each of calendar years 2026, 2027 and 2028, Executive will be eligible to participate in the discretionary annual target cash incentive compensation program of GLIB (the “Target Cash IC Program”).  Pursuant to such program, for each applicable year as described in the preceding sentence, Executive will be eligible to receive an annual target cash amount equal to One Million Two Hundred Fifty-Two Thousand Seven Hundred Forty-One Dollars ($1,252,741.00) (the “Annual Target Cash IC Amount”).  The annual performance metrics and the overall design of the Target Cash IC Program (which may include negative discretion criteria) will be established on an annual basis.  Any Annual Target Cash IC Amount to which Executive becomes entitled under the terms of the Target Cash IC Program shall be paid in one lump-sum payment not later than March 15 of the calendar year immediately following the calendar year to which such amount relates.  Executive acknowledges that payment to Executive of any Annual Target Cash IC Amount is discretionary and will be made only in accordance with the terms of the Target Cash IC Program.  For the avoidance of doubt, Executive is not entitled to participate in the Target Cash IC Program for calendar year 2029.
2.3Multi-Year Equity Awards.  As of the Effective Date, Executive holds a multi-year award of restricted stock units in respect of GLIB Series C GCI Group Common Stock, par value of $0.01 per share (“GLIBK”), which award was originally granted to Executive on March 11, 2022 and which is governed by the terms of the applicable award agreement and the GCI Liberty, Inc. 2025 Transitional Stock Adjustment Plan (such award, the “Prior GLIB Multi-Year RSU Award”).  For the avoidance of doubt, as of the Effective Date, this Agreement (as the same may hereafter be amended) constitutes the “Employment Agreement” as defined in the Prior GLIB Multi-Year RSU Award grant agreement.  On or about the date this Agreement is entered into, Executive will receive a grant of options to acquire GLIBK with a grant date value equal to $9,000,000.  Such grant will be made pursuant to the form of option award agreement attached as Exhibit A, together with the schedule substantially in the form attached hereto as Exhibit B.
2.4Annual Target Equity Incentive Compensation.  Subject to earlier termination of the Term, with respect to each of calendar years 2026, 2027 and 2028, Executive will be eligible to receive from GLIB as determined by the Committee, a target grant of performance-based restricted stock

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units (the “Performance RSUs”) with an initial target grant value equal to Six Hundred Twenty Six Thousand Three Hundred Seventy One Dollars ($626,371.00) per calendar year (determined, in each case, in accordance with the issuer’s standard practice as then in effect), subject to approval of the Committee (the “Annual Target Equity IC Amount”).  The vesting of each grant of Performance RSUs will be subject to the satisfaction of such performance metrics as are determined each year by the Committee (which may include negative discretion criteria).  Such grants will be made pursuant to restricted stock unit award agreements in the form approved by the issuer from time to time, which shall include the issuer’s standard terms and provisions.  On or about the date this Agreement is entered into, in satisfaction of the applicable terms under the Prior Agreement, the Committee granted Performance RSUs to Executive for calendar year 2025 (the “2025 Performance RSUs”).  For the avoidance of doubt, as of the Effective Date, this Agreement (as the same may hereafter be amended) constitutes the “Employment Agreement” for purposes of the 2025 Performance RSUs.  The issuer’s standard terms and provisions will provide for full vesting of any portion of a Performance RSU award that is outstanding but unvested at the time of death of Executive or at the time of Executive’s termination as a result of Executive’s “Disability” (as defined in the applicable incentive plan pursuant to which such awards are issued).  Notwithstanding anything to the contrary in this Agreement, in no event will any Performance RSUs be granted to Executive after the earlier of December 31, 2028, or the date of Executive’s termination of employment.

2.5Benefits.  Executive will be eligible to participate in any welfare, health and life insurance, 401(k) plans, fringe benefit and incentive programs that are offered to employees of the Company from time to time on the same basis as that provided to similarly situated employees of the Company at such time.  Executive will not be required to track sick leave, personal leave or vacation time, it being understood by Executive that, subject to applicable law, Executive is expected to take no more than six weeks in the aggregate of all such leave and/or vacation time during each calendar year of the Term.
2.6Business Expenses.  GLIB or the Company will promptly pay or reimburse Executive or cause Executive to be paid or reimbursed for reasonable expenses incurred in connection with Executive’s employment in accordance with GLIB’s or the Company’s, as applicable, standard policies and practices as in effect from time to time.
2.7Aircraft Usage.  From the period beginning on January 1, 2025 through the expiration of the Term and, to the extent specified in this Agreement, for the 120-day period following expiration of the Term, Executive shall be entitled to the use of Company aircraft pursuant to the terms of the letter agreement dated effective January 1, 2025 between the Company and Executive (as may hereafter be amended, the “Aircraft Agreement”); provided in each case that such agreement is then in effect.
3.Use of Wak Retreat During Term and Following Certain Termination Events.
3.1Definitions.  The following terms have the meanings specified below for purposes of this Agreement:
3.1.1“Fundamental Transaction” means the occurrence of any of the following:  (i) a merger, consolidation, business combination, share exchange, reorganization, spin-off, split-off or other transaction to which GLIB or any Successor Entity is a party, immediately following which persons or entities who were common stockholders of such entity immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of GLIB (or a Successor Entity) and its subsidiaries, taken as a whole, or (iii) any other transaction or event that GLIB or a Successor Entity reasonably determines has or will result in a change of “control” of GLIB or such Successor Entity, with control for this purpose meaning the power to elect a majority of the board of directors of such entity, or

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other possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding the foregoing, no Fundamental Transaction shall be deemed to have occurred if GLIB is party to any transaction described in this Section 3.1.1 with another company in which John C.  Malone or Executive beneficially owns voting power in excess of 25% of the aggregate voting power of such company.
3.1.2“Wak Owner” means the Company, or another Affiliate of the Company that hereafter becomes the owner of the Wak Retreat.
3.1.3“Wak Retreat” means Lots 1, 2, 3, 4, 5, 6, 7 & 8, Wood River Lodge Subdivision, according to the official plat thereof, filed under Plat Number 79-7, Records of the Bristol Bay Recording District, Third Judicial District, State of Alaska, including all buildings, structures, fixtures located thereon, improvements and appurtenances thereto, and easements, prescriptive and other rights benefiting it.
3.1.4“Wak Access Rights Termination Event” means the occurrence of any of the following:
(a)The termination of Executive’s employment with GLIB (i) by GLIB for Cause (as defined in Section 5.2.4) or (ii) prior to December 31, 2025, by Executive without Good Reason (as defined in Section 5.2.5);
(b)The ten-year anniversary of the date of termination of Executive’s employment with GLIB (i) as a result of Executive’s Disability (as defined in Section 5.1.1), (ii) by GLIB without Cause (including such a termination at or following December 31, 2025), (iii) by Executive for Good Reason or (iv) following December 31, 2025, by Executive for any reason;
(c)The death of Executive; or
(d)the closing of a Wak Sale (as defined in Section 4.1.2).
3.2Wak Access Rights.  From the Effective Date through the occurrence of a Wak Access Rights Termination Event, but subject to the Company deciding at any time not to open or maintain operations at the Wak Retreat, Executive is entitled to the following rights, which rights are personal to Executive and are not assignable by Executive in whole or in part (collectively, the “Wak Access Rights”):  (i) preferred access to the “Fisher Cabin” at the Wak Retreat at any time when it is not being used for the Company’s or its Affiliates’ purposes (where, for purposes of this Agreement, “Affiliates” shall refer to the applicable party’s affiliated entities that control, are controlled by, or are under common control with such party), and (ii) up to two weeks per calendar year (which may not be carried over to a subsequent calendar year) scheduled at least one week at a time of exclusive personal use of the entire Wak Retreat when it is not being used for the Company’s or its Affiliates’ purposes, in each case subject to the Company’s rules, regulations and requirements as may be established from time to time, and to the terms and conditions set forth below.  Executive shall give the Company reasonable advance prior written notice of any dates that Executive desires to exercise the preceding rights and the Company shall use reasonable efforts to accommodate such dates or negotiate in good faith regarding other dates when the Fisher Cabin or the entire Wak Retreat, as applicable, is not planned to be used for the Company’s or its Affiliates’ purposes and is otherwise available.  Executive’s right to exclusive personal use of the entire Wak Retreat pursuant to Section 3.2 (ii) includes the use of all buildings, structures, fixtures, and improvements located thereon or associated therewith, along with the right to use all equipment, furniture, utilities, guides, housekeeping and meal and beverage services that are presently provided by the Company or an Affiliate to or for the Wak Retreat.  With respect to air transportation services that are used by the Company for the

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Wak Retreat, Executive may use such services for transportation to and from the Wak (but not for remote excursions from the Wak) under the Company’s existing contracts with respect thereto; provided, that Executive shall reimburse the Company for the incremental hourly cost payable by the Company under such contracts with respect to Executive’s use of such services.  For the avoidance of doubt, Executive will not be entitled to any compensation or consideration for his failure to use the full two weeks of Wak Retreat use described above.

4.WAK Retreat Right of First Offer.
4.1Definitions.
4.1.1“ROFO Termination Event” means the earliest to occur of (a) a Wak Access Rights Termination Event; (b) closing of a Fundamental Transaction (it being agreed that no consideration for such termination of rights shall be paid to Executive); or (c) the date as of which the Company has offered Executive the right to acquire the Wak Retreat pursuant to this Section 4 and Executive does not timely deliver a Reply Notice, or, following such delivery of a Reply Notice, the Company or the Wak Owner and Executive fail to enter into a definitive agreement and close on a Complete Wak Asset Sale prior to the expiration of the Negotiation Period, other than as a result of a material breach by the Company of its obligations under this Section 4 as determined by a final, non-appealable judgment or binding arbitration.
4.1.2“Wak Sale” means the direct or indirect transfer by GLIB or a Successor Entity of all rights, title and interest to the Wak Retreat, other than any such transfer (a) to an Affiliate of GLIB or a Successor Entity, (b) resulting from a direct or indirect change in ownership of the Wak Retreat if the Wak Retreat does not directly or indirectly constitute all or substantially all of the assets of the entity as to which a change in ownership occurred, or (c) that occurs pursuant to a Fundamental Transaction.
4.2Right of First Offer.  From the Effective Date through the occurrence of a ROFO Termination Event, in the event that the Company, GLIB or a Successor Entity desires to effect a Wak Sale, the Company will first offer to Executive the right to negotiate with the Company (or its applicable Affiliate) to enter into an agreement to acquire all of the assets constituting the Wak Retreat (a “Complete Wak Asset Sale”), on the terms and conditions set forth in this Section 4.2 (the “Wak ROFO”), which right is personal to Executive and is not assignable by Executive in whole or in part.  For the avoidance of doubt, if a ROFO Termination Event occurs after the Company first offers to Executive the right to negotiate with respect to a Complete Wak Asset Sale and prior to the parties entering into a definitive agreement with respect to such sale, any right of Executive to continue to negotiate with respect to such a sale as described in this Section 4.2 will immediately cease effective as of the date of the ROFO Termination Event.
4.2.1The rights granted to Executive pursuant to this Section 4.2 are (a) subject to any rights of governmental authorities or other rights of third parties that exist as of the Effective Date, whether or not recorded in the real property records covering the Wak Retreat and whether or not such rights appear or would appear in a title search covering the Wak Retreat, (b) limited to such transaction proceeding on an “as is, where is” basis and without representation or warranty of any kind from the Company (or any Affiliate) with respect to a Complete Wak Asset Sale and (c) subject to Executive’s assumption of all operating responsibilities to or for the Wak Retreat, including with respect to air transportation, equipment, furniture, utilities, and guide, housekeeping, and meal and beverage services.  The parties will negotiate in good faith regarding which at-will employees of the Company who work at the Wak would be hired by Executive and which would be terminated or retained by the Company.
4.2.2If the Company provides notice to Executive of the desire of the Company, GLIB or a Successor Entity to potentially enter into a Wak Sale (an “Offer Notice”), Executive will have ten “Business Days” (defined as any day other than a Saturday, a Sunday or any day on which banking institutions in Englewood, Colorado are required or authorized to be closed) following the date that the

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Offer Notice is given by the Company to notify the Company (a “Reply Notice”) of whether Executive desires to enter into negotiations with the Company with respect to a Complete Wak Asset Sale, subject to the limitations set forth in Section 4.2.1.  The Offer Notice shall specify any assets associated with the Wak Retreat that are desired to be retained by the Company or its Affiliates.  Executive’s failure to timely give or make a Reply Notice will constitute Executive’s waiver of his right to enter into negotiations with respect to a Complete Wak Asset Sale and the Company’s obligations pursuant to this Section 4.2 shall terminate in their entirety.  If Executive timely delivers an affirmative Reply Notice, the Company may nonetheless in its sole discretion decide that it does not desire to enter into negotiations with Executive at such time, in which case Executive’s rights under this Section 4.2 will continue in effect with respect to the next time that the Company, GLIB or a Successor Entity desires to effect a Wak Sale.  If Executive timely delivers an affirmative Reply Notice and the Company determines in its sole discretion to enter into negotiations with Executive, the Company and Executive will negotiate in good faith for 60 days to enter into a definitive agreement with respect to a Complete Wak Asset Sale (which shall include a cash purchase price and the title being transferred on the basis described in Section 4.2.1 and Section 4.2.3) and to close on such sale (the “Negotiation Period”), time being of the essence.  Executive will have the right during (and only during) the Negotiation Period to conduct any and all due diligence on the Wak Retreat that Executive deems necessary, and the Company will cooperate with Executive and provide such information as may be reasonably necessary.  The Negotiation Period will be subject to reasonable extension in order to accommodate the receipt of any necessary third-party and/or governmental approvals necessary for closing of a Complete Wak Asset Sale, but in no case will the Negotiation Period extend past the 90th day following the date that the Reply Notice is received.  Nothing contained herein shall require the Company to complete a sale of the Wak to Executive, and the Company reserves the right to sell the Wak to a third party following the completion of the 60-day negotiation period.
4.2.3If the Company or the Wak Owner and Executive timely enter into an agreement with respect to a Complete Wak Asset Sale, then closing shall occur at the offices of the Company not later than the last day of the Negotiation Period.  At such Closing, (a) the Company will cause title to the Wak Retreat to be transferred to Executive via quitclaim deed and will transfer title to any personal property included in the Complete Wak Asset Sale on an “as is, where is” basis, without representation or warranty of any kind and (b) Executive will deliver the cash purchase price to the Wak Owner or its designee by wire transfer of immediately available funds and shall assume all obligations of the Wak Owner and its Affiliates with respect to the Wak Retreat for the period from and after the closing date pursuant to an assumption agreement in form and substance reasonably satisfactory to the Company.
5.Termination of Employment.
5.1Termination as a Result of Death or Disability.
5.1.1Standard Entitlements.  If Executive’s employment with GLIB is terminated as a result of Executive’s death or Disability (as defined in the GCI Liberty, Inc. 2025 Omnibus Incentive Plan) prior to December 31, 2028, Executive will be entitled to the benefits described below in this Section 5.1.1 (collectively, the “Standard Entitlements”), subject in each case to Required Withholding:
(a)any Base Salary earned with respect to the period prior to Executive’s date of termination but not yet paid;
(b)reimbursement of any out-of-pocket business expenses incurred by Executive prior to the date of termination for which Executive is entitled to reimbursement pursuant to GLIB’s and/or the Company’s, as applicable, then applicable expense reimbursement policies;

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(c)amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of Company at the time of termination in accordance with the terms of such plans or practices; and
(d)any other amounts required to be paid by law.
5.1.2Equity Awards.  The impact of a termination of Executive’s employment as a result of Executive’s death or Disability on any equity awards issued to Executive by GLIB or a Successor Entity (“Equity Awards”) that are not fully vested at the time of such termination of employment will be as specified in the award agreements evidencing such Equity Awards (the “Equity Award Agreements”).
5.1.3Post-Termination Benefits.  If Executive’s employment with GLIB is terminated as a result of Executive’s Disability prior to December 31, 2028, Executive will be entitled to the benefits described below in this Section 5.1.3 (collectively, the “Post-Termination Benefits”), subject in each case to Required Withholding and it being acknowledged by Executive that the receipt of certain benefits described below will be taxable to Executive.  If Executive’s employment with GLIB is terminated as a result of Executive’s death prior to December 31, 2028, neither Executive’s estate nor any other person will be entitled to Post-Termination Benefits except, in the case of his estate, for those benefits specified in clauses (c) and (d) below.
(a)Until the occurrence of a Wak Access Rights Termination Event, the Wak Access Rights;
(b)Until the occurrence of a ROFO Termination Event, the Wak ROFO;
(c)Until the earlier of the 180th day following Executive’s death or the expiration of the ten-year period following the date of termination, reasonable office space at the Company’s headquarters for Executive and his secretary (or for the benefit of his estate), including reasonable network and IT support for the personal use of a computer by Executive (or for the benefit of his estate);
(d)Until the period that ends 180 days after Executive’s death, access and use of the following email accounts by Executive or for the benefit of his estate:  rduncan@gci.com; rduncan@gci.net; dbowman@gci.com; dbowman@gci.net; kmorris@gci.com;
(e)For a period of 120 days following such termination, continued use of Company aircraft in accordance with the terms of the Aircraft Agreement (to the extent such agreement continues in effect during such period) with respect to 1/3 of the annual hours allowed under such agreement; and
(f)Payment by GLIB or the Company, as applicable, of health insurance premiums for Executive and his spouse until the earlier of Executive’s death or the expiration of the ten-year period following the date of termination; provided that if Executive or his spouse are 65 or older the premiums that shall be paid for the person that is 65 or older are for Medicare coverage (Parts A, F and D) and reasonable supplemental insurance.
5.1.4Sole Benefits.  The Standard Entitlements and, in the case of Disability, the Post-Termination Benefits, together with any benefits payable to Executive under any separate plan maintained by the Company that is applicable to Executive upon Executive’s death or termination of employment as a result of Executive’s Disability, constitute the only payments and benefits Executive shall be entitled to receive from GLIB upon a termination of Executive’s employment as a result of Executive’s death or Disability, and in either such case none of GLIB, the Company nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s

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employment.  Without limiting the foregoing, Executive will not be entitled to receive Severance Pay (as defined in Section 5.2.2(a)) upon any termination of Executive’s employment as a result of Executive’s death or Disability.
5.2Termination Without Cause by GLIB or by Executive for Good Reason.
5.2.1Standard Entitlements; Post-Termination Benefits.  If Executive’s employment with GLIB is terminated by GLIB without Cause or by Executive for Good Reason prior to December 31, 2028, Executive will be entitled or eligible to receive the Standard Entitlements and the Post-Termination Benefits, subject in each case to Required Withholding.
5.2.2Severance Benefits.  If Executive’s employment with GLIB is terminated prior to December 31, 2028 by GLIB without Cause or by Executive for Good Reason, Executive will also become eligible to receive the following, subject in each case to Required Withholding:
(a)Any amount determined by the Committee to be payable to Executive pursuant to the Target Cash IC Program for the calendar year prior to the year in which such termination of employment occurs if such amount has not already been paid to Executive prior to such termination, with any such amount to be paid in one lump-sum payment not later than March 15 of the calendar year immediately following the calendar year to which such amount relates (the cash amount payable under this clause (a), together with the cash amounts payable pursuant to clauses (b) and (c) below, “Severance Pay”);
(b)an aggregate amount equal to “A” multiplied by “B,” where “A” equals the sum of Executive’s Annual Target Cash IC Amount and Annual Target Equity IC Amount  for the calendar year in which such termination of employment occurs, and “B” is a fraction, the numerator of which is the number of calendar days that have elapsed during such calendar year through and including the date of termination of employment, and the denominator of which is 365, which amount is payable in one lump-sum payment not later than the 60th day following Executive’s date of termination; and
(c)an amount equal to the sum of Executive’s Base Salary, Annual Target Cash IC Amount and Annual Target Equity IC Amount for the calendar year in which such termination of employment occurs.  The aggregate amount payable under this Section 5.2.2(c) will be divided into equal installments (“Installments”) based on payment in accordance with the Company’s regular payroll cycle over a twelve month period beginning on the first payroll date following Executive’s date of termination (i.e., the amount of each Installment will depend on the frequency of the Company’s regular payroll cycle).  The first payment pursuant to this Section 5.2.2(c) will be made on the first payroll date following the 60th day following Executive’s date of termination and will include any Installments that would have been paid had payment of the Installments commenced on the first payroll date following termination of Executive’s employment.  The remaining Installments will be paid on successive payroll dates of the Company until paid in full.

For the avoidance of doubt, to avoid double counting, Annual Target Cash IC and/or Annual Target Equity IC will not be included in the calculations in clause (b) above for the calendar year in which a termination of employment occurs if following such termination Executive remains eligible to receive all or a portion of the applicable incentive compensation pursuant to the terms of the program or award under which such incentive compensation was granted.

5.2.3Equity Awards.  The impact of a termination of Executive’s employment by GLIB without Cause or by Executive for Good Reason on any Equity Awards that are not fully vested

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at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.
5.2.4“Cause” means:  (a) Executive commits a material breach of this Agreement; (b) Executive commits fraud or embezzlement or other serious misconduct against GLIB or its Affiliates, including, without limitation, a serious or material violation of any Business Conduct Policies; (c) insubordination, dishonesty, incompetence, moral turpitude, or other misconduct of any kind by Executive or the refusal to perform Executive’s duties and responsibilities for any reason other than illness or incapacity; (d) the entry by a judge of a conviction of Executive of any felony under or within the meaning of United States federal law or state law; or (e) the entry by a judge of a conviction of Executive of a misdemeanor which conviction relates to Executive’s suitability for employment in Executive’s then current position but excluding any conviction for any vehicular violation that is not a felony.  Notwithstanding the foregoing, Executive’s employment with GLIB or a Subsidiary of GLIB may not be terminated for Cause pursuant to clause (a), (b) or (c) above unless (i) GLIB provides Executive with written notice of its decision to terminate Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (ii) if such act or failure to act is determined by the Board to be capable of being cured and such determination is set forth in such written notice, Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after GLIB delivering such notice to Executive.
5.2.5“Good Reason” means the occurrence of any of the following without the consent of Executive:  (a) Executive no longer reports to the Board or the board of directors (or other governing body) of a Successor Entity; (b) a material reduction in Executive’s Base Salary; (c) a material reduction in the Annual Target Cash IC Amount that Executive is eligible to receive for calendar year 2025, 2026, 2027 or 2028 during the Term from the amount specified for such year in Section 2.2 (it being acknowledged that payment of less than the full Annual Target Cash IC Amount for which Executive is eligible after application of applicable performance criteria does not constitute Good Reason); (d) the failure to grant the 2025 Performance RSUs or a material reduction in the initial target grant value of Performance RSUs granted to Executive for calendar year 2026, 2027 or 2028 during the Term from the Annual Target Equity IC Amount for such year specified in Section 2.4 (it being acknowledged that vesting of less than the full amount of Performance RSUs granted following application of the applicable performance criteria does not constitute Good Reason); (e) a material diminution of Executive’s responsibilities as in effect immediately prior to such diminution (which, for the avoidance of doubt, shall not occur merely because GLIB or a Successor Entity is not publicly-traded); or (f) the relocation of Executive’s principal work location outside the Anchorage, Alaska metropolitan area.  Notwithstanding the foregoing, Good Reason will not be deemed to exist unless Executive gives GLIB written notice within 30 days following the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and provides GLIB with a reasonable opportunity of at least 30 days to cure such act or failure to act.  For the avoidance of doubt, Executive’s sole and exclusive remedy upon the occurrence of any of the events described in clauses (a) through (f) of this definition of Good Reason shall be to terminate this Agreement for Good Reason pursuant to this Section 5.2.
5.2.6Sole Benefits.  Executive acknowledges that the Standard Entitlements and the Post-Termination Benefits, the benefits under equity award agreements, and the Severance Pay constitute the only payments and benefits Executive shall be entitled or eligible to receive from GLIB in the event of any termination of Executive’s employment by GLIB without Cause or by Executive for Good Reason, and neither GLIB nor any of its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment.  Without limiting the foregoing, Executive acknowledges that Executive is not entitled to severance under any other plan of GLIB or its Affiliates, and that any Severance Pay will be reduced by the amount of any severance pay Executive may be entitled to under any other agreement or plan.  Severance Pay does not entitle Executive to any other

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ongoing benefits from GLIB or any other entity, and Executive will not be an employee of GLIB for any purpose during any period that Executive is receiving Severance Pay.
5.3Voluntary Termination by Executive without Good Reason.
5.3.1Standard Entitlements.  If Executive voluntarily terminates Executive’s employment with GLIB without Good Reason prior to December 31, 2025, Executive will be entitled to the Standard Entitlements, subject to Required Withholding.
5.3.2Standard Entitlements; Post-Termination Benefits.  If Executive voluntarily terminates Executive’s employment with GLIB without Good Reason on or after December 31, 2025, Executive will be entitled or eligible to receive the Standard Entitlements and the Post-Termination Benefits, subject in each case to Required Withholding.
5.3.3Equity Awards.  The impact of a voluntary termination of employment by Executive without Good Reason on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.
5.3.4Sole Benefits.  Executive acknowledges that the Standard Entitlements constitute the only payments and benefits Executive shall be entitled or eligible to receive from GLIB in the event of any termination of Executive’s employment by Executive without Good Reason prior to December 31, 2025 and the Standard Entitlements and Post-Termination Benefits constitute the only payments and benefits Executive shall be entitled or eligible to receive from GLIB in the event of any termination of Executive’s employment by Executive without Good Reason on or after December 31, 2025, and neither GLIB nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment.  Without limiting the foregoing, Executive will not be entitled to receive Severance Pay or any Post-Termination Benefits upon any voluntary termination by Executive of Executive’s employment without Good Reason prior to December 31, 2025 or Severance Pay upon any voluntary termination by Executive of Executive’s employment without Good Reason on or after December 31, 2025.
5.4Termination for Cause.
5.4.1Standard Entitlements.  If GLIB terminates Executive’s employment for Cause, the Standard Entitlements (subject to Required Withholding) constitute the only payments and benefits Executive shall be entitled to receive from GLIB and in such case neither GLIB nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment.  Without limiting the foregoing, Executive will not be entitled to receive Severance Pay or any Post-Termination Benefits upon any termination of Executive’s employment by GLIB for Cause.
5.4.2Equity Awards.  The impact of a termination by GLIB of Executive’s employment for Cause on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.
5.5Termination At or Following December 31, 2028.
5.5.1Standard Entitlements; Calendar Year 2028 Target Cash IC Program.  Upon a termination of Executive’s employment by Executive or GLIB at or following December 31, 2028 for any reason, including termination by GLIB with or without Cause, voluntary termination by Executive with or without Good Reason, and termination by reason of death or Disability, subject to Required Withholding, (a) Executive will be entitled to the Standard Entitlements, and (b) Executive will continue to be eligible to receive any amount determined by the Committee to be payable to Executive pursuant to the Target Cash IC Program for calendar year 2028 if such amount has not already been paid to Executive prior

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to such termination, with any such amount to be paid in one lump-sum payment not later than March 15, 2029.
5.5.2Post-Termination Benefits.  Upon a termination of Executive’s employment by Executive or GLIB at or following December 31, 2028 for any reason other than by GLIB with Cause or by reason of Executive’s death, Executive will be entitled to the Post-Termination Benefits, subject in each case to Required Withholding; provided, that in the case of a termination of Executive’s employment at or following December 31, 2028 as a result of Executive’s death, Executive’s estate will be entitled to the Post-Termination Benefits set forth in clauses (c) and (d) of Section 5.1.3, subject to Required Withholding.
5.5.3Equity Awards.  The impact of a termination of Executive’s employment by Executive or GLIB at or following December 31, 2028 on any Equity Awards that are not fully vested at the time of such termination of employment will be as specified in the applicable Equity Award Agreements.  The Equity Award Agreement for the Performance RSUs granted to Executive for calendar year 2028 will provide that if Executive’s employment with GLIB is terminated by GLIB or Executive for any reason on or after December 31, 2028 but prior to the Committee having certified the portion, if any, of such Performance RSUs that will vest, such Performance RSUs will remain outstanding until the Committee completes such certification, which shall occur not later than March 30, 2029.
5.5.4Sole Benefits.  Executive acknowledges that the Standard Entitlements and, if the applicable termination following expiration of the Term is other than by GLIB with Cause or by reason of Executive’s death, the Post-Termination Benefits, constitute the only payments and benefits Executive shall be entitled or eligible to receive from GLIB in the event of any termination of Executive’s employment by Executive or GLIB at or following December 31, 2028, and neither GLIB nor its Affiliates shall have any further liability or obligation to Executive under this Agreement or otherwise in respect of Executive’s employment.  Without limiting the foregoing, Executive will not be entitled to receive Severance Pay upon any termination of Executive’s employment by Executive or GLIB at or following December 31, 2028.
5.6Conditions for Receiving Severance Pay and Post-Termination Benefits.  In order to receive Severance Pay and/or Post-Termination Benefits as specified above and/or any portion of the Target Cash IC Amount pursuant to Section 5.5.1, Executive must (in all cases) (i) execute and deliver to GLIB a full general release of all claims related to Executive’s employment by GLIB and its Affiliates and the termination of such employment, prepared by and satisfactory to GLIB (and any applicable revocation period applicable to such general release must have expired) within fifty-five (55) days following Executive’s termination of employment, (ii) cooperate with the orderly transfer of Executive’s duties as requested by GLIB and (iii) return all property of GLIB and its Affiliates by a date specified by GLIB.  If the Severance Pay becomes payable in accordance with Section 5.2 and this Section 5.6, an amount equal to one-twelfth of that portion of the Severance Pay that is payable in Installments as specified in Section 5.2.2(c) shall constitute consideration for delivery of the general release contemplated by this Section (the “Release Consideration”).
5.7Compliance with Section 6.  Executive and GLIB acknowledge that any Severance Pay owed to Executive pursuant to Section 5.2, other than that portion constituting the Release Consideration, and any Post-Termination Benefits to which Executive may become entitled, are part of the consideration for Executive’s undertakings under Section 6 below and payment of such amount and provision of any such benefits is subject to Executive’s continued compliance with such Section.  If Executive violates the provisions of Section 6, then GLIB will have no obligation to make any of the Installments that remain payable by GLIB on or after the date of such violation except to the extent that an amount equal to the Release Consideration has not yet been paid, nor will Executive be entitled to any

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further Post-Termination Benefits.  GLIB may also require Executive to repay to GLIB all prior Severance Pay payments made to Executive by GLIB other than the amount of the Release Consideration.

6.Non-Compete/Non-Solicitation.
6.1Non-Compete.  During the term of Executive’s employment with GLIB and for a period of twelve months following termination of Executive’s employment by GLIB or Executive for any reason, Executive shall not directly or indirectly engage in or assist any Competitive Business (other than on behalf of GLIB and its subsidiaries during the term of Executive’s employment) within the Territory (as defined below).  The foregoing obligation not to engage in or assist any Competitive Business includes not acting in any of the following capacities for a Competitive Business:  officer, director, owner, proprietor, employee, partner, investor or owner, consultant, advisor, agent, sales representative or other participant, in each case other than as the passive owner of less than a 5% interest in such Competitive Business.  A “Competitive Business” shall mean a company or entity, or a division within a company or entity that is engaged in (a) the business of providing telecommunications services, wireless services, data services, video services, voice services, broadband services and/or managed services to any type of customer (e.g., to one or more of residential customers, businesses, governmental entities, educational and medical institutions etc.), or (b) any other business in which GLIB or its subsidiaries become engaged during the term of Executive’s employment.  During the term of Executive’s employment with GLIB, Executive shall also refrain from performing the same or similar services as those performed for GLIB and its subsidiaries for Executive’s own benefit or for any other person or entity. “Territory” means the state of Alaska.  Any conflict or potential conflict must be immediately reported to GLIB by Executive, pursuant to then-current policies and procedures of GLIB.
6.2Non-Solicitation.  Subject to the last sentence of Section 4.2.1, Executive further covenants that during the term of Executive’s employment with GLIB, and for a period of twelve months following termination of Executive’s employment by GLIB or Executive for any reason, Executive shall not either directly or indirectly (a) solicit, induce, or recruit any of GLIB’s or its subsidiaries’ employees to leave their employment, or (b) solicit, divert or take away or attempt to solicit, divert or take away for a Competitive Business any of GLIB’s or its subsidiaries’ clients, customers or vendors with whom Executive had contact while employed by GLIB.  Notwithstanding the foregoing, (i) upon termination of the existing aircraft lease between GLIB or its Affiliate and Executive, Executive may recruit GLIB’s chief pilot and director of aircraft maintenance and (ii) if Executive acquires the Wak Retreat pursuant to exercise of the Wak ROFO, Executive may recruit GLIB’s employees who work solely at the Wak Retreat, such as guides and housekeeping and maintenance personnel.  Executive acknowledges that the provisions of Section 6.1 and Section 6.2 are reasonable in scope and duration and are necessary for the protection of GLIB’s legitimate business interests.
7.Nondisparagement; Confidentiality.
7.1During Executive’s employment with GLIB and at all times thereafter, regardless of the reason for the termination, Executive agrees not to make negative comments to third parties or otherwise disparage GLIB or its Affiliates to third parties.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including administrative investigations or depositions in connection with such proceedings).
7.2Executive will not, during or after the Term, without the prior express written consent of GLIB, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent

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jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute Executive’s rights against GLIB or its Affiliates or to defend himself against any allegations).  Executive will also proffer to GLIB, no later than the effective date of any termination of Executive’s employment with GLIB for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time.  For purposes of this Agreement, “Confidential Information” means all information respecting the business and activities of GLIB or its Affiliates, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of GLIB or its Affiliates.  Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any of his obligations under this Section).  If Executive is in breach of any of the provisions of this Section or if any such breach is threatened by Executive, in addition to and without limiting or waiving any other rights or remedies available to GLIB at law or in equity, GLIB shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section.  Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law.  Under the U.S.  Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:  (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order.  And further, nothing herein shall limit Executive’s ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Executive reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over Executive (or such other GLIB or Company employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

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8.Entire Agreement; Conflicts.  This Agreement, together with the Equity Award Agreements, the Aircraft Agreement, the Company’s then-current employee handbook and the then-current Business Conduct Policies (the “Related Employment Terms”), constitute the entire agreement among Executive, GLIB and the Company’s affiliates relating to Executive’s employment by GLIB and aircraft usage or other aircraft rights, and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements with respect to such matters, whether written or oral.  To the extent any terms of this Agreement are expressly inconsistent with the terms or provisions of any Related Employment Terms, the terms of this Agreement shall control.  Executive acknowledges that there are no agreements or arrangements, whether written or oral, in effect that would prevent Executive from rendering Executive’s exclusive services to GLIB during the term of this Agreement.
9.Injunctive Relief.  Executive hereby agrees that if Executive breaches, threatens to breach or attempts to breach any of the covenants and agreements contained in Sections 6 or 7 of this Agreement, GLIB shall be entitled to seek an order enjoining Executive from violating any of such provisions without the necessity of posting a bond or other security, and an order to that effect may be made pending any arbitration pursuant to Section 10, and said application for such injunctive relief shall be without prejudice to any other right of action which may be available to GLIB and/or its successors or assigns by reason of a threatened, attempted or actual violation of such provisions by Executive.  Executive does further agree and acknowledge that the remedy at law for any breach or threatened breach of Sections 6 or 7 of this Agreement and the covenants set forth therein may be inadequate, and accordingly, grants GLIB the aforesaid right and entitlement to seek injunctive relief for any such breach or threatened breach of such provisions in addition to, and not in limitation of, any and all other remedies at law or in equity available to GLIB.
10.Arbitration.
10.1Subject to GLIB’s right to seek injunctive relief as described in Section 9 of this Agreement, Executive and GLIB agree to resolve any and all disputes between them or between Executive and any Affiliate of GLIB arising out of or in any way related to this Agreement (including the payment of severance and including any issues related to Executive’s Equity Award Agreements or other award agreements), Executive’s employment with GLIB or the employment relationship, including any disputes upon termination, by final and binding arbitration before a single neutral arbitrator as the sole and exclusive remedy of the parties to the fullest extent permitted by law.  The disputes subject to this Agreement include, but are not limited to, (i) all claims relating to the provision of services, employment and termination of employment, such as breach of contract, tort, whistleblower, discrimination, harassment, wrongful termination, demotion or discipline, failure to accommodate, denial of family and medical leave, compensation or benefits claims, constitutional claims and claims for violation of this Agreement or of any local, state or federal law, statute, regulation or ordinance or common law and (ii) all claims against any employee, officer, director, trustee, agent, benefit plan administrator, successor or assign of GLIB or its Affiliates that arise out of or relate to their actions on behalf of GLIB or its Affiliates.  The parties understand that by entering into this Agreement, both parties are giving up their right to have any such dispute decided in a court of law, and if applicable, before a jury, and instead, agree to the use of binding arbitration pursuant to the procedures referenced in this Agreement.  This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.
10.2Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

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10.3The arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), in effect on the date the written notice of claims is made (available on-line at www.jamsadr.com).  The arbitration will be conducted and heard in the Anchorage, Alaska metropolitan area.  The arbitration will be conducted by a single neutral arbitrator agreed upon by the parties, who shall be currently licensed to practice law.  In the event the parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the JAMS Rules.  The parties are entitled to representation by an attorney or other representative of their choosing.  Each party shall bear its own costs and attorneys’ fees.  The parties will share equally in all costs and fees of the arbitrator and JAMS, except that, to the extent required by law, GLIB will pay all such costs and fees.  Discovery shall be allowed and conducted pursuant to the then current JAMS Rules, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses.  The arbitration proceedings and the results thereof shall be kept confidential unless required by law or court order or in connection with enforcement of the arbitrator’s decision.  The arbitrator shall have the power to award any and all legal and equitable relief authorized by the law applicable to the claim being asserted in the arbitration, as if the claim were brought in a court of law having competent jurisdiction.  The award shall be issued in writing and state the essential findings and conclusions on which such award is based.  The parties agree to abide by and perform any valid award rendered by the arbitrator, and judgment on the award may be entered in any court having jurisdiction thereof.
11.Timing of Payments to Specified Employees Under Certain Circumstances. With respect to any amount that becomes payable to Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 11 will apply, notwithstanding any other provision of this Agreement to the contrary.  If GLIB determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section  409A”), then to the extent required under Code Section 409A, payment of any amount that becomes payable to Executive upon Separation from Service (other than by reason of Executive’s death) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death).  A “Separation from Service” means Executive’s separation from service, as defined in Code Section 409A, with GLIB and all other entities with which GLIB would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.  Any payment suspended as provided in this Section 11, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first Business Day following the end of such six-month period or within 30 days following Executive’s death, as applicable, provided that Executive’s death during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.
12.Compliance with 409A.  The provisions of this Agreement are intended to be exempt from or to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent.  Without limiting the generality of the foregoing, GLIB and Executive agree that any entitlement to Severance Pay pursuant to this Agreement shall be conditioned upon such termination constituting a Separation from Service of Executive as defined in Section 11 of this Agreement.  For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  The parties intend that, to the maximum extent possible, any Severance Pay shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9).  All expense reimbursements paid pursuant to

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this Agreement that are taxable income to Executive shall be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or provides for in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) any such reimbursement for expenses shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

13.Severability.  If any provision of this Agreement is declared by any court or arbitrator to be invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remainder of this Agreement, which shall remain in full force and effect.  In addition, the parties agree that a court (or arbitrator, as applicable) may, and is directed to, revise any such provision, including Section 6, so as to conform it to the limits of applicable law.  The parties also agree that, in the absence of such judicial (or arbitral) intervention, they shall renegotiate any invalidated or unenforceable provision so as to accomplish its objective to the extent permitted by law.
14.Expenses.  Except as otherwise agreed by GLIB, each party will be responsible for payment of any attorneys’ fees and other expenses incurred by such party in the negotiation and drafting of this Agreement.
15.Notices.  Any notice provided for in this Agreement shall be in writing and shall be deemed to have been given or made (other than a notice of change of a party’s notice address, which shall be deemed to have been given or made only upon actual receipt) (a) when personally delivered, (b) one Business Day following deposit with a nationally recognized courier for overnight delivery, (c) three days following deposit for mailing by registered or certified mail, postage-paid and return receipt requested, (d) if delivered by facsimile transmission, upon confirmation of receipt of the transmission, and (e) if delivered by e-mail, upon confirmation by the recipient of receipt of the e-mail, in each case to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 15:
15.1If to GLIB:

GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attn: Chief Legal Officer & Chief Administrative Officer
E-mail: [separately provided]

With a copy to:
GCI Communication Corp
2550 Denali Street, Suite 1000
Anchorage, AK 99503-2781
Attention: Corporate Counsel
E-mail: [separately provided]

15.2If to Executive:

(i)while Executive is employed by GLIB, to Executive’s attention at GLIB’s address set forth above, and

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(ii)following termination of Executive’s employment, to Executive’s attention, at Executive’s most recent home address, fax number or e-mail address reflected in GLIB’s books and records.

16.Waiver; Amendment; Terms.  No waiver by a party to this Agreement of a breach or default under this Agreement by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.  No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party (in the case of GLIB, by its Chief Legal Officer) against whom such claimed modification, change or amendment is sought to be enforced.  The word include (and any variation) is used in this Agreement in an illustrative sense rather than a limiting sense.
17.Assignment.  GLIB and its successors and assigns may freely assign its rights and obligations under this Agreement, in whole or in part, including but not limited to any and all of the rights, titles, properties and interests acquired by GLIB herein and hereunder, and this Agreement and all of its terms and provisions and all rights herein and hereunder shall inure to the benefit of the successors and assigns of GLIB.  Without the prior written consent of GLIB, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.
18.No Strict Construction; Headings.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.  The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.
19.Survival.  Obligations of Executive and GLIB existing as of the date of termination of employment or expiration of the Term that have not been fully performed or that by their nature would be intended to survive a termination or expiration will survive and continue in effect in accordance with their terms, including the provisions of Sections 6, 7 and 10.
20.Counterparts.  This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement will become effective only when counterparts have been executed and delivered by each of Executive and GLIB to the other.
21.Governing Law.  The terms of this Agreement shall be governed by and construed under and in accordance with the substantive laws of the State of Alaska without reference to the principles of conflicts of laws.

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GLIB and Executive have entered into this Executive Employment Agreement as of the date set forth above, to be effective as of the Effective Date.

GCI LIBERTY, INC.

By: /s/ Renee L. Wilm

Name:  Renee L.  Wilm

Title:  Chief Legal Officer and Chief Administration Officer

EXECUTIVE

/s/ Ronald Duncan

Name:  Ronald Duncan

Acknowledged and agreed:

GCI COMMUNICATION CORP.

By: /s/ Moira Smith

Name:  Moira Smith

Title:  Senior Vice President, Chief Legal and Administrative Officer

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Exhibit A

FORM OF OPTION AWARD AGREEMENT

See attached.

A-1

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Options specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you an Award of Options, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in the service or employ of the Company or its Subsidiaries and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.Definitions. The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:
“Agreement” has the meaning specified in the preamble to this Agreement.
“Business Day” means any day on which stock exchanges in the United States are open for trading.
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Close of Business” means, on any day, 4:00 p.m., New York, New York time.
“Common Stock” has the meaning specified in Schedule I hereto.
“Company” has the meaning specified in the preamble to this Agreement.
“Confidential Information” has the meaning specified in Section 11 (Confidential Information).
“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.
“Employment Termination Date” means the date of termination of your employment with the Company or a Subsidiary, as applicable.
“Exercise Notice” has the meaning specified in Section 4(i)(1) (Manner of Exercise).
“Forfeitable Benefits” has the meaning specified in Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts).
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Misstatement Period” has the meaning specified in Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts).
“Option(s)” has the meaning specified in Section 2 (Award).
“Option Exercise Price” means, with respect to each type of Common Stock for which Options are granted hereunder, the amount specified in Schedule I hereto as the Option Exercise Price for such Common Stock.

A-2

“Option Termination Date” has the meaning specified in Schedule I hereto.
“Plan” has the meaning specified in the preamble to this Agreement.
“Plan Administrator” has the meaning specified in Section 13 (Plan Administrator).
“Required Withholding Amount” has the meaning specified in Section 5 (Mandatory Withholding for Taxes).
“Section 409A” has the meaning specified in Section 28 (Code Section 409A).
“Year of Continuous Service” means a consecutive 12-month period, measured by your hire date (as determined by the Company) and the anniversaries of that date, during which you are employed by the Company or a Subsidiary (or an applicable predecessor of the Company) without interruption. If you were employed by a Subsidiary at the time of such Subsidiary’s acquisition by the Company, your employment with the Subsidiary prior to the acquisition date will be included in determining your Years of Continuous Service unless the Plan Administrator, in its sole discretion, determines that such prior employment will be excluded.
2.Award. In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date nonqualified Options to purchase from the Company at the applicable Option Exercise Price the number and type of shares of Common Stock authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”).
3.Vesting. Unless otherwise determined by the Plan Administrator in its sole discretion, the Options will vest and become exercisable in accordance with the General Vesting provisions specified in Schedule I hereto, subject to your continuous employment with the Company or a Subsidiary from the Grant Date through the applicable vesting dates. Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:
(a)Termination for any Reason Other than Disability, Death or for Cause. All unvested Options will be forfeited on the Employment Termination Date if your employment terminates for any reason other than by reason of your Disability (when Cause does not then exist) or your death, or for Cause.
(b)Disability and Death. All Options will vest and become exercisable on the Employment Termination Date if (i) your employment terminates by reason of your Disability (when Cause does not then exist) or (ii) you die while employed by the Company or a Subsidiary.
(c)Termination for Cause. All vested and unvested Options will be forfeited on the Employment Termination Date if your employment with the Company or a Subsidiary is terminated for Cause.
(d)Approved Transaction, Board Change or Control Purchase. The Options may become vested and exercisable in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.
(e)Miscellaneous.
(i)Rounding. Any fractional portions of an Option that do not vest because of rounding down will vest and become exercisable on the earliest succeeding vesting date on

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which the cumulative fractional portions of such Options equals or exceeds one whole Option, with any excess fractional portions remaining subject to future vesting accordingly.
(ii)Qualifying Service. For purposes of this Agreement, continuous employment means the absence of any interruption or termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable, and references to termination of employment (or similar references) shall include termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable. Unless the Plan Administrator otherwise determines in its sole discretion, a change of your employment or service from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of your employment for purposes of this Agreement if such change of employment or service is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines in its sole discretion, however, any such change of employment or service that is not made at the request or with the express consent of the Company will be a termination of your employment within the meaning of this Agreement.
4.Manner of Exercise. You may exercise the Options that vest and become exercisable, in whole or in part, at any time and from time to time, except as otherwise provided herein. Options will be considered exercised (as to the number and type of Options specified in the Exercise Notice defined below in subclause (i)(1) of this Section 4) on the latest of (a) the date of exercise designated in the Exercise Notice, (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which:
(i)the Company has received all of the following:
(1)written or electronic notice, in such form as the Plan Administrator may require, containing such representations and warranties as the Plan Administrator may require and designating, among other things, the date of exercise and the number and type of shares of Common Stock to be purchased by exercise of the Options (the “Exercise Notice”);
(2)payment of the applicable Option Exercise Price for each share of Common Stock to be purchased by exercise in any (or a combination) of the following forms: (A) cash, (B) check, or (C) at the option of the Company, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay such Option Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 5 (Mandatory Withholding for Taxes)) that would otherwise be delivered by the Company to you upon exercise of the Options; and
(3)any other documentation that the Plan Administrator may reasonably require; and
(ii)you have satisfied any other conditions established or adopted by the Plan Administrator from time to time, as contemplated by Section 3.3 of the Plan, with respect to the exercise of Options.
5.Mandatory Withholding for Taxes. You acknowledge and agree that the Company will deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options

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that number of shares of the applicable Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of all national, federal, state and other local or governmental taxes and social security costs and charges or similar contributions (wheresoever arising) required to be withheld by the Company or any Subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company. For the avoidance of doubt, the Company may allow for tax withholding in respect of the exercise of any Options up to the maximum withholding rate applicable to you.
6.Payment or Delivery by the Company. As soon as practicable after receipt of all items referred to in Section 4 (Manner of Exercise), subject to (a) the withholding referred to in Section 5 (Mandatory Withholding for Taxes), (b) Section 12 (Right of Offset), and (c) Section 17 (Amendment), and except as otherwise provided herein as may be determined by the Plan Administrator, the Company will cause to be issued and transferred to a brokerage account, or registered through the Company’s stock transfer agent for your benefit, book-entry transfers registered in your name for that number and type of shares of Common Stock purchased by exercise of the Options. Any delivery of securities will be deemed effected for all purposes when (i) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through the Company’s stock transfer agent for your benefit or (ii) the Plan Administrator has made or caused to be made such other arrangements for the delivery of such securities as the Plan Administrator deems reasonable. Securities representing Common Stock purchased by exercise of the Options may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Options have been transferred in accordance with Section 10.6 of the Plan and Section 8 below (Nontransferability).
7.Expiration. The Options will terminate automatically and without further notice on the Option Termination Date or, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto, effective as of the following times, if earlier:
(a)Unvested Options. With respect to those Options which are then unexercisable (after taking into account any applicable accelerated or continued vesting treatment), the Close of Business on the Employment Termination Date.
(b)Vested Options. With respect to those Options which are then exercisable (after taking into account any applicable accelerated or continued vesting treatment):
(i)Termination for any Reason Other than Disability, Death or for Cause. In the event of termination of your employment for any reason other than your Disability (when Cause does not then exist), your death, or for Cause, at the Close of Business on the last day of the period beginning on the Employment Termination Date and ending 90 days thereafter; provided, however, that if you die during such period, such Options will terminate at the Close of Business on the last day of the one-year period beginning on the date of your death;
(ii)Disability. In the event of termination of your employment with the Company or a Subsidiary by reason of your Disability (when Cause does not then exist), at the Close of Business on the last day of the one-year period beginning on the Employment Termination Date; provided, however, that if you die during such period, such Options will terminate at the Close of Business on the last day of the one-year period beginning on the date of your death; or
(iii)Death. In the event of your death, at the Close of Business on the last day of the one-year period beginning on the date of your death.

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(c)Termination for Cause. With respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with the Company or a Subsidiary is terminated for Cause.

Notwithstanding any period of time referenced in this Section 7 or Schedule I hereto or any other provision of this Agreement that may be construed to the contrary, the Options will in any event terminate at the Close of Business on the Option Termination Date. Notwithstanding anything herein or the Plan to the contrary, if the Options would otherwise expire when trading in the Common Stock is prohibited by law or the Company’s insider trading policy pursuant to an event-specific occurrence (as determined by the Company), then the Options shall instead expire on the 30th day after the expiration of such prohibition.

8.Nontransferability. Options are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you. Options are exercisable only by you (or, during your lifetime, by your court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section 8 and Section 10.6 of the Plan.
9.No Stockholder Rights. Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, you will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.
10.Adjustments. The Options will be subject to adjustment (including, without limitation, as to the Option Exercise Price) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
11.Confidential Information. During your employment or service with the Company or a Subsidiary, you will acquire, receive, and/or develop Confidential Information (as defined below) in the course of performing your job duties or services. You will not, during or after your employment or service with the Company or a Subsidiary, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform your duties and responsibilities to the Company and provided that nothing herein shall be interpreted as preventing you from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute your rights against the Company or its Subsidiaries or to defend yourself against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to the Company. You will also proffer to the Company, any time upon request by the Company or upon termination, to be provided no later than the effective date of any termination of your employment or engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing

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Confidential Information that are in your actual or constructive possession or which are subject to your control at such time (other than contracts between you and the Company, pay stubs, benefits information, and copies of documents or information that you require in order to prepare your taxes). At the time of termination or otherwise upon request by the Company, you agree to permanently delete Confidential Information from all of your personal electronic devices and provide certification to the Company that you are in compliance with this sentence. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of your breach of any of your obligations under this Section 11). If you are in breach of any of the provisions of this Section 11 or if any such breach is threatened by you, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 11. You agree that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, you will not use as a defense thereto that there is an adequate remedy at law.

Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit your ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which you reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over you (or such other employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

12.Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.
13.Plan Administrator. For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan.
14.Restrictions Imposed by Law. Without limiting the generality of Section 10.8 of the Plan, you will not exercise the Options, and the Company will not be obligated to make any cash payment or

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issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement. Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
15.Tax Representations. You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. If, in connection with the Award, the Company is required to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Mandatory Withholding for Taxes).
16.Notice. Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto. Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.
17.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan. Without limiting the generality of the foregoing, without your consent:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby (other than if immaterial) or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options (other than if immaterial) to the extent then exercisable.

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18.Employment. Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate your employment or service at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between you and the Company or any Subsidiary.
19.Nonalienation of Benefits. Except as provided in Section 8 (Nontransferability) and Section 12 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.
20.No Effect on Other Benefits. Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.
21.Governing Law; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
22.Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
23.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
24.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
25.Rules by Plan Administrator. The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Award. You acknowledge and agree that your rights and the obligations of the Company hereunder, including with respect to any exercise of the Options, will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
26.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Award. You and the Company

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hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between you and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 (Nontransferability) and 19 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
27.Acknowledgment. You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company. By your electronic acknowledgment of the Options, you are acknowledging the terms and conditions of the Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.
28.Code Section 409A. The Awards made hereunder are intended to be “stock rights” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Award, this Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award or the Plan. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.
29.Forfeiture for Misconduct and Repayment of Certain Amounts. If (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Plan Administrator, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on your part, you will repay to the Company Forfeitable Benefits you received during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (A) any and all cash and/or shares of Common Stock you received (I) upon the exercise during the Misstatement Period of any Options and SARs you held or (II) upon the payment during the Misstatement Period of any Cash Award or Performance Award you held, the value of which is determined in whole or in part with reference to the value of Common Stock, and (B) any proceeds you received from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock you received upon the exercise, vesting or payment during the Misstatement Period of any Award you held. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock you received upon vesting of any Restricted Stock Units during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Further, in the event that the Plan Administrator, in its reasonable judgment, determines that you breached Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, the Plan Administrator may require you to forfeit, return or repay to the Company (X) all or any portion of the Options, whether exercisable or unexercisable, that remain outstanding, and any and all rights with respect to any such Options, (Y) any shares of Common Stock received upon the exercise of any Options during the 12-month period prior to

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such breach or any time after such breach occurs and (Z) any proceeds realized on the sale of any shares of Common Stock received upon the exercise of any Options during the 12-month period prior to such breach or any time after such breach occurs. For the avoidance of doubt, any such forfeiture, return or repayment will not limit, restrict or otherwise affect your continuing obligations under Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, or the Company’s right to seek injunctive relief or any other relief in the event of your breach of Section 11 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement.
30.Changes to Forfeiture Provisions and Policies. Please note Section 29 (Forfeiture for Misconduct and Repayment of Certain Amounts), which reflects an important policy of the Company. The Plan Administrator has determined that Awards made under the Plan (including the Award represented by this Agreement) are subject to forfeiture and recoupment in certain circumstances. By accepting this Award, you agree that the Plan Administrator may change the Forfeiture section of any or all of the grant agreements (including this Agreement) from time to time without your further consent to reflect changes in law, government regulation, stock exchange listing requirements or Company policy.
31.Additional Conditions and Restrictions. You may be subject to additional conditions and restrictions. If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.
32.Administrative Blackouts. In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend (a) the exercise of Options and (b) any other transactions under the Plan as it deems necessary or appropriate for administrative reasons.
33.Stock Ownership Guidelines. This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.
34.Company Information. You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto. Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

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Exhibit B

FORM OF SCHEDULE I TO OPTION AWARD AGREEMENT

See attached.

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Schedule I
to
Nonqualified Stock Option Agreement
[Insert Grant Code]
Grant Date:	August 21, 2025
Issuer/Company:	GCI Liberty, Inc., a Nevada corporation
Plan:	GCI Liberty, Inc. 2025 Omnibus Incentive Plan, as amended from time to time
Common Stock:	GCI Liberty, Inc. Series C GCI Group Common Stock Option Termination Date: August 21, 2030
Option Exercise Price:	GCI Liberty, Inc. Series C GCI Group Common Stock: $[______]
General Vesting Schedule:

Subject to your continuous employment with the Company or a Subsidiary from the Grant Date through the following applicable vesting dates, the Options will vest and become exercisable, rounded down to the nearest whole number, on the following schedule:

Vesting
Date

Vesting
Percentage

December 31, 2026

33 1/3%

December 31, 2027

33 1/3%

December 31, 2028

33 1/3%

Each portion of the Options that relates to a particular vesting date is referred to herein as an individual “Tranche” (e.g., if this Award includes three vesting dates, then there are three Tranches).

Overriding Definitions:	For purposes of this Agreement, notwithstanding Section 1.1 of this Agreement: “Cause” has the meaning specified in the Employment Agreement.
Additional Definitions:

For purposes of this Agreement:

“Employment Agreement” means the Amended and Restated Executive Employment Agreement between you and the Company, effective as of July 15, 2025, as the same may be amended from time to time.

“Good Reason” has the meaning specified in the Employment Agreement.

“Protected Termination” means a termination of your employment by the Company without Cause or by you for Good Reason in accordance with the terms of the Employment Agreement.

“Release Condition” means your execution of, and delivery to the Company in accordance with the notice requirements of the Employment Agreement, a general release agreement in a form satisfactory to the Company and such release becoming irrevocable in accordance with its terms, in each case, no later than 55 days following the Employment Termination Date.

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Vesting Terms Upon a Termination without Cause:

Notwithstanding Section 3(a) of the Agreement, if your employment with the Company or a Subsidiary terminates on or after the Grant Date pursuant to a Protected Termination and the Release Conditions are timely met, a Pro Rata Portion (as defined below) of each remaining unvested Tranche will become vested and exercisable upon the Release Conditions being met. In each case, if the Release Conditions are not so timely met, any unvested Options will be forfeited.

For purposes of this Agreement, a Pro Rata Portion shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of Options in the applicable Tranche that are not vested on the Employment Termination Date, and “B” is a fraction, the numerator of which is the number of calendar days that have elapsed from July 15, 2025 through the Employment Termination Date plus an additional 365 calendar days, and the denominator of which is the number of days that have elapsed from July 15, 2025 through the Vesting Date of the applicable Tranche (in no event to exceed the total number of unvested Options in such Tranche as of the Employment Termination Date).

Post-Termination without Cause Exercise Period:

Notwithstanding Section 7(b)(i) of the Agreement, if your employment with the Company or a Subsidiary is terminated pursuant to a Protected Termination and the Release Conditions are timely met, those Options which are then exercisable (after taking into account the applicable accelerated vesting treatment) shall remain exercisable for the period of time beginning on the Employment Termination Date and continuing for the number of days that is equal to the sum of (i) 90, plus (ii) 180 multiplied by your total Years of Continuous Service.

Company Notice Address:	GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer and Chief Administrative Officer
Company Website:	www.gciliberty.com
Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting GCI Liberty, Inc.’s Legal Department.

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